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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

(Rule 13d-101)

Under the Securities Exchange Act of 1934
(Amendment No. 1 )*

Adherex Technologies Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
00686R200
(CUSIP Number)
Southpoint Capital Advisors LP
623 Fifth Avenue, Suite 2503
New York, NY 10022
(212) 692-6350
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)
- with copies to -

Eliot D. Raffkind
Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201-4618
(214) 969-2800

April 27, 2007
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	00686R200

1	NAMES OF REPORTING PERSONS: Southpoint Master Fund, LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	20-1158521

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Cayman Islands

	7	SOLE VOTING POWER:

NUMBER OF		0

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		62,256,000

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER:

		62,256,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	62,256,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* (SEE INSTRUCTIONS):

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

	42.4%

14	TYPE OF REPORTING PERSON* (SEE INSTRUCTIONS):

	PN
*SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.	00686R200

1	NAMES OF REPORTING PERSONS: Southpoint Fund LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	20-1095649

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	7	SOLE VOTING POWER:

NUMBER OF		0

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		62,256,000

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER:

		62,256,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	62,256,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* (SEE INSTRUCTIONS):

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

	42.4%

14	TYPE OF REPORTING PERSON * (SEE INSTRUCTIONS):

	PN

CUSIP No.	00686R200

1	NAMES OF REPORTING PERSONS: Southpoint Qualified Fund LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	20-1095583

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	7	SOLE VOTING POWER:

NUMBER OF		0

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		62,256,000

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER:

		62,256,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	62,256,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* (SEE INSTRUCTIONS):

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

	42.4%

14	TYPE OF REPORTING PERSON * (SEE INSTRUCTIONS):

	PN

CUSIP No.	00686R200

1	NAMES OF REPORTING PERSONS: Southpoint Offshore Fund, Ltd.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Cayman Islands

	7	SOLE VOTING POWER:

NUMBER OF		0

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		62,256,000

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER:

		62,256,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	62,256,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* (SEE INSTRUCTIONS):

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

	42.4%

14	TYPE OF REPORTING PERSON * (SEE INSTRUCTIONS):

	PN

CUSIP No.	00686R200

1	NAMES OF REPORTING PERSONS: Southpoint Capital Advisors LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	20-0975910

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	7	SOLE VOTING POWER:

NUMBER OF		0

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		62,256,000

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER:

		62,256,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	62,256,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* (SEE INSTRUCTIONS):

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

	42.4%

14	TYPE OF REPORTING PERSON * (SEE INSTRUCTIONS):

	IA, PN
*SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.	00686R200

1	NAMES OF REPORTING PERSONS: Southpoint GP, LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	20-1095514

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	7	SOLE VOTING POWER:

NUMBER OF		0

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		62,256,000

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER:

		62,256,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	62,256,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* (SEE INSTRUCTIONS):

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

	42.4%

14	TYPE OF REPORTING PERSON * (SEE INSTRUCTIONS):

	PN

CUSIP No.	00686R200

1	NAMES OF REPORTING PERSONS: Southpoint Capital Advisors LLC

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
20-0975900

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	7	SOLE VOTING POWER:

NUMBER OF

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		62,256,000

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER:

62,256,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

62,256,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* (SEE INSTRUCTIONS):

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

42.4%

14	TYPE OF REPORTING PERSON * (SEE INSTRUCTIONS):

OO

CUSIP No.	00686R200

1	NAMES OF REPORTING PERSONS: Southpoint GP, LLC

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	20-1064783

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	7	SOLE VOTING POWER:

NUMBER OF		0

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		62,256,000

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER:

		62,256,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	62,256,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* (SEE INSTRUCTIONS):

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

	42.4%

14	TYPE OF REPORTING PERSON * (SEE INSTRUCTIONS):

	OO

CUSIP No.	00686R200

1	NAMES OF REPORTING PERSONS: Robert W. Butts

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	7	SOLE VOTING POWER:

NUMBER OF		0

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		62,256,000

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER:

		62,256,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	62,256,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* (SEE INSTRUCTIONS):

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

	42.4%

14	TYPE OF REPORTING PERSON * (SEE INSTRUCTIONS):

	IN

Page10 of 14

CUSIP No.	00686R200

1	NAMES OF REPORTING PERSONS: John S. Clark II

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	7	SOLE VOTING POWER:

NUMBER OF		0

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		62,256,000

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER:

		62,256,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	62,256,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* (SEE INSTRUCTIONS):

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

	42.4%

14	TYPE OF REPORTING PERSON * (SEE INSTRUCTIONS):

	IN

SCHEDULE 13D/A
          This Amendment No. 1 to Schedule 13D is being filed by (i) Southpoint Master Fund, LP, a Cayman Islands exempted limited partnership (the “Master Fund”), as the holder of the shares of Common Stock and Warrants; (ii) Southpoint Fund LP, a Delaware limited partnership (the “Fund”); (iii) Southpoint Qualified Fund LP, a Delaware limited partnership (the “Qualified Fund”); (iv) Southpoint Offshore Fund, Ltd., a Cayman Islands exempted company (the “Offshore Fund”); (v) Southpoint GP, LLC (“Southpoint GP LLC”), a Delaware limited liability company; (vi) Southpoint Capital Advisors LLC (“Southpoint CA LLC”), a Delaware limited liability company; (vii) Southpoint Capital Advisors LP (“Southpoint Advisors”), a Delaware limited partnership; (viii) Southpoint GP, LP (“Southpoint GP”), a Delaware limited partnership; (ix) Robert W. Butts, a citizen of the United States; and (x) John S. Clark II, a citizen of the United States. Robert W. Butts and John S. Clark II are members of each of Southpoint GP LLC and Southpoint CA LLC and limited partners of each of Southpoint Advisors and Southpoint GP. Southpoint GP LLC is the general partner of Southpoint GP. Southpoint GP is the general partner of the Fund, the Qualified Fund and the Master Fund. The Offshore Fund, the Fund, and the Qualified Fund are also general partners of the Master Fund. The persons mentioned in (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), and (x) are referred to herein as the “Reporting Persons”.
          This Amendment is being filed to report that Mr. Robert W. Butts was elected to the Board of Directors of the Issuer (the “Board”) on April 27, 2007. This Amendment amends Item 4 to reflect Mr. Butt’s election to the Board.
Item 4. Purpose of the Transaction
          On April 27, 2007, Mr. Robert W. Butts was elected to the Board of Directors of the Issuer.
          The Reporting Persons have acquired shares of Common Stock and Warrants for portfolio investment purposes The Reporting Persons may acquire additional securities of the Issuer or dispose of securities of the Issuer at any time and from time to time in the open market or otherwise.
          Although the foregoing represents the range of activities presently contemplated by the Reporting Persons with respect to the Issuer, it should be noted that the possible activities of the Reporting Persons are subject to change at any time. Except as set forth above, none of the Reporting Persons has any present plans or proposals which relate to, or could result in, any of the matters referred to in paragraphs (a) through (j), inclusive, of the instructions to Item 4 of Schedule 13D. The Reporting Persons may, at any time and from time to time, review or reconsider its position and/or change its purpose and/or formulate plans or proposals with respect thereto.

Signature
     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 7, 2007
SOUTHPOINT MASTER FUND, LP

	By:	Southpoint GP LP, its general partner

By: Southpoint GP, LLC its general partner

		By:	/s/ Robert W. Butts

		Name:	Robert W. Butts
		Title:	Manager

SOUTHPOINT FUND LP

	By:	Southpoint GP LP, its general partner

By: Southpoint GP, LLC its general partner

		By:	/s/ Robert W. Butts

		Name:	Robert W. Butts
		Title:	Manager

SOUTHPOINT QUALIFIED FUND, LP

	By:	Southpoint GP LP, its general partner

By: Southpoint GP, LLC its general partner

		By:	/s/ Robert W. Butts

		Name:	Robert W. Butts
		Title:	Manager

SOUTHPOINT OFFSHORE FUND, LTD.

	By:	/s/ Robert W. Butts

	Name:	Robert W. Butts
	Title:	Director

SOUTHPOINT CAPITAL ADVISORS, LP

By:	Southpoint Capital Advisors LLC its general partner

	By:	/s/ Robert W. Butts

	Name:	Robert W. Butts
	Title:	Manager

SOUTHPOINT GP, LP

By:	Southpoint GP, LLC its general partner

	By:	/s/ Robert W. Butts

	Name:	Robert W. Butts
	Title:	Manager

SOUTHPOINT CAPITAL ADVISORS, LLC

By:	/s/ Robert W. Butts

Name:	Robert W. Butts
Title:	Manager

SOUTHPOINT GP, LLC

By:	/s/ Robert W. Butts

Name:	Robert W. Butts
Title:	Manager

/s/ Robert W. Butts

Robert W. Butts

/s/ John S. Clark II

John S. Clark II